Exhibit 99.1

                    ADDVANTAGE TECHNOLOGIES GROUP, INC. SUBSIDIARY
                     APPOINTED DISTRIBUTOR FOR SCIENTIFIC-ATLANTA
                    AMPLIFIERS AND LINE EXTENDERS IN LATIN AMERICA

     Broken Arrow, Oklahoma, June 22, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), today announced that its subsidiary, Tulsat, a Master Stocking Distributor of Scientific-Atlanta current and legacy equipment, has exclusive distribution rights for select Scientific-Atlanta products. Scientific-Atlanta has appointed Tulsat as an exclusive distributor of its System Amplifier III RF platform (excluding accessories) for Latin America customers. This announcement follows last week's appointment of Tulsat as the exclusive distributor of this equipment for United States customers.

     "Tulsat is committed to maintaining a large inventory of System III amplifiers, line extenders and accessories to allow for immediate shipment. Also, the extension of the System III line to Latin America will strengthen the Company's international presence," commented Ken Chymiak, President and CEO of ADDvantage.

     "We are pleased that Scientific-Atlanta has decided to enhance our relationship by augmenting our transmission and subscriber products available for international distribution," added David Chymiak, Chairman of the Board.

     ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS Industries is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


ADDvantage Technologies Group, Inc.  l605 E. Iola, Broken Arrow, Oklahoma 74012

Company Contact:    Ken Chymiak     (9l8) 25l-2887
                    David Chymiak   (9l8) 25l-2887
                    Dee Cooper      (9l8) 25l-9l2l